Exhibit 3.17

ARTICLES OF INCORPORATION
OF
JLG EQUIPMENT SERVICES, INC.

1.                                       Name of corporation:  JLG Equipment Services, Inc.

2.                                       Address of registered office in Pennsylvania:  123 South Broad Street, c/o C T Corporation System, Philadelphia, Philadelphia County, Pennsylvania  19109.

3.                                       The purpose or purposes of the corporation:  to engage in any lawful act or activity, including manufacturing, for which corporations may be organized under the Pennsylvania Business Corporation Law.

4.                                       The aggregate number of shares, classes of shares and par value of shares which the corporation shall have authority to issue:  one thousand (1,000) common, no par.

5.                                       Term of existence:  perpetual.

6.                                       The name and address of each incorporator, and the number and class of shares subscribed to by each incorporator:

Name	Address	Number and Class of Shares
Kathryn H. Stevenson	918 16th St., N.W., Washington, DC 20006	one (1) Common

Marilyn Lizzio	918 16th St., N.W., Washington, DC 20006	one (1) Common

Richard T. Rizzi	918 16th St., N.W., Washington, DC 20006	one (1) Common

7.                                       The names and street addresses of the initial board of directors are as follows:

Name	Address
John L. Grove	171 Apple Drive Greencastle, Pennsylvania 17225

Paul K. Shockey	115 North First Street McConnellsburg, Pennsylvania 17233

Charles H. Diller, Jr.	52 Obsidian Drive Chambersburg, Pennsylvania 17201

The directors may make, alter, amend and repeal the by-laws subject to the power of the shareholders to change such action.

The shareholders shall have full preemptive rights to subscribe to any or all issues of shares or securities of the corporation.